UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
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(Check One)
       [ ] Form 10-K / 10-KSB                [ ] Transition Report on Form 10-K /10KSB
       [ ] Form 20-F                         [ ] Transition Report on Form 20F
       [ ] Form 11-K                         [ ] Transition Report on Form 11K
       [X] Form 10-Q / 10-QSB                [ ] Transition Report on Form 10-Q /10-QSB
       [ ] Form N-SAR

For Period Ended: December 31, 2005          For the Transition Period:________________
                  ------------------
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

                          AEOLUS PHARMACEUTICALS, INC.
                          ----------------------------
                             Full Name of Registrant

                              23811 Inverness Place
            Address of Principle Executive Office (Street and Number)

                         Laguna Niguel, California 92677
                            City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
            (b) The subject annual report, semi-annual report, transition report on Form 10-K / 10-KSB Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth
[X] calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q / 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K / 10-KSB, 20-F, 11-K, 10-Q / 10QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Registrant was unable to complete its preparation of its financial statements in sufficient time for Registrant to timely prepare and review internally, and file, its quarterly report on Form 10-Q for the quarter ended December 31, 2005 without an unreasonable effort and expense.

PART IV - OTHER INFORMATION
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      1. Name and telephone number of persons to contact in regard to this notification.

               Michael P. McManus                        949                  481-9825
         ---------------------------                -------------     ------------------------
                  (Name)                             (Area Code)         (Telephone Number)
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      2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
      Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
      If answer is no, identify report(s). [X] Yes [_] No

      3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                    SIGNATURE

                          AEOLUS PHARMACEUTICALS, INC.
                          ----------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2006                  By:   /s/  Michael P. McManus
                                             --------------------------------
                                                    Michael P. McManus
                                                    Chief Accounting Officer